Exhibit 99.1

        QC Holdings, Inc. Reports 36% Increase in First Quarter Earnings

          Exclusive of Branch Closing Costs, Net Income Improved 108%;

                         Board Declares 10 Cent Dividend

     OVERLAND PARK, Kan.--(BUSINESS WIRE)--May 3, 2007--QC Holdings, Inc. (NASDAQ: QCCO) today announced results for the first quarter ended March 31, 2007. Highlights for the quarter included (compared to prior year's first quarter):

     --   a 26.3% increase in revenues to $48.5 million;

     --   a 36.0% increase in net income to $3.4 million;

     --   $0.17 per diluted share vs. $0.12 per diluted share in first quarter
          2006;

     -- $0.26 per diluted share, exclusive of branch closing costs and charges for 39 branches (see discussion below);

     -- a 78% improvement in adjusted EBITDA, which is earnings before interest, taxes, depreciation, amortization and charges related to stock options and restricted stock awards (and branch closing costs and charges for 39 branches during first quarter 2007), to $11.2 million;

     -- a 10 cent dividend payable on May 31, 2007 to stockholders of record as of May 15, 2007.

     "Accelerating revenues from our newer branches fueled our strong first quarter 2007 results," said QC Chairman and Chief Executive Officer Don Early. "Revenues from our 2005 group of branches improved 66% to $9.4 million for the quarter versus $5.7 million last year. In addition, robust customer demand helped drive solid quarter-to-quarter increases in revenues from our seasoned branches.

     "Our focus on superior branch performance through operational excellence continues to pay off - branch gross profit improved more than 50%, or $6 million, after consideration of the branch closing costs. Our field management and branch personnel have done an excellent job of reproducing the successes experienced during last year's third and fourth quarters."

     First quarter 2007 results include approximately $3.0 million ($1.8 million, or $0.09 per diluted share, after-tax) in costs and charges associated with the closing of 39 branches, including $1.5 million for termination of operating leases and related occupancy costs, $1.5 million for the disposition of property and $40,000 for write-offs of deposits. QC believes that it is useful to management and investors to analyze results after adjusting for these items that are not ongoing or are non-operational in nature to provide a more comparable basis for evaluating QC's operating results and financial performance over time. Excluding these branch closing costs, net income for the three months ended March 31, 2007 totaled $5.2 million, or $0.26 per diluted share, which more than doubled net income from prior year's first quarter. Detailed reconciliations of non-GAAP financial measures are provided in tables below.

     The company reported a $10.1 million increase in revenue during first quarter 2007, improving to $48.5 million from $38.4 million in prior year's first quarter, primarily as a result of higher payday loan volumes due to increases in the number of branches, the number of customer transactions and average loan size. QC originated approximately $279.1 million of payday loans during first quarter 2007, which was an increase of 20% over the $231.7 million during first quarter 2006. The average loan (including fee) totaled $362.81 versus $360.06 during the three months ended March 31, 2006. Average fees per loan declined from $52.84 in first quarter 2006 to $52.30 in the current quarter due to legislative and regulatory changes affecting rates and to a decline in the fee rate as loan volumes increase in newer branches located in states that have lower fee structures, partially offset by a higher average loan size.

     Revenues for comparable branches (defined as those branches that were open for all of the two periods being compared, which means the 15 months since December 31, 2005) increased 16.2%, or $6.0 million, to $43.1 million during the three months ended March 31, 2007. This increase is primarily attributable to the acceleration of revenues associated with the 2005 group of branches and to growth in the installment loan product in Illinois. First quarter 2007 revenues also include approximately $4.8 million from branches added during 2006, including the 51 South Carolina branches acquired in December 2006.

     Branch operating expenses (i.e., non-loss costs) increased to $24.8 million from $20.9 million in prior year's first quarter. Exclusive of the branch closing costs and charges discussed above, operating expenses totaled $23.3 million, which is an 11% increase over first quarter 2006. This increase was entirely due to newer branches as operating expenses at comparable branches declined slightly quarter-to-quarter. Branch-level salaries and benefits increased to $11.9 million in first quarter 2007 from $10.7 million in prior year's quarter, primarily as a result of a 7% increase in field personnel at newer branches. Occupancy costs increased over prior year due to $1.5 million in branch closing costs as discussed above and to a higher average number of branches quarter-to-quarter.

     QC's losses increased to $6.5 million during the three months ended March 31, 2007 from $5.2 million in first quarter 2006. The loss ratio, however, declined to 13.3% in the current quarter versus 13.6% in prior year's first quarter. The improvement reflects the benefit of the sale of older debt for approximately $1.0 million during March 2007. Comparable branches totaled $6.6 million in transaction losses during the first quarter, while branches added during 2006 totaled approximately $1.1 million. QC's charge-offs as a percentage of revenue declined to 43.4% during 2007 from 43.7% during first quarter 2006 and the recovery rate (collections, including debt sales, as a percentage of charge-offs) was 63.5% compared to 64.5% in prior year's quarter.

     Branch gross profit improved $4.9 million from $12.3 million in first quarter 2006 to $17.2 million in the current quarter ($18.7 million, exclusive of branch closing costs and charges). Gross profit for comparable branches during the three months ended March 31, 2007 grew 35.6% to $17.9 million from $13.2 million in prior year's first quarter, with the growth resulting from stronger results in the majority of states. The branches added during 2006 reported gross profit of $875,000, the majority of which is from the 51 South Carolina acquired branches. The aggregate of net losses associated with closed branches, partially offset by profits from the QC corporate collection department and other avenues, totaled approximately $1.6 million.

     Regional and corporate expenses increased $1.4 million during the three months ended March 31, 2007, to $9.4 million from $8.0 million in first quarter 2006. The expense increase is attributable to approximately $750,000 in advertising and public awareness expenditures during the three months ended March 31, 2007, equity award compensation, and salaries associated with a 10% increase in home office and regional personnel quarter-to-quarter.

     "Entering 2007, we stressed to our field management and branch personnel our desire to drive revenues while managing losses and operating expenses," noted QC President and Chief Operating Officer Darrin Andersen. "Revenues at branches added prior to 2005 experienced a 7% increase in revenues and a 14% increase in gross profit quarter-to-quarter. This improvement, together with the dramatic gains made by the 2005 branches, provides a great starting point for the rest of 2007."

     - DIVIDEND DECLARATION -

     QC's Board of Directors declared a quarterly cash dividend of 10 cents per common share. The dividend is payable May 31, 2007, to stockholders of record as of May 15, 2007.

     - BUSINESS OUTLOOK -

     "Another quarter of strong customer demand for the payday loan product bodes well for the remainder of 2007," Early said. "With our footprint of nearly 600 branches across 25 states, we are located where our customers live and work.

     "The 51 South Carolina branches we added in December 2006 are performing well and have been substantially integrated as of quarter-end. The closing of non-performing branches during first quarter 2007 eliminated ongoing problems and will save approximately $1 million throughout the remainder of the year.

     "Our financial position has never been stronger as we evaluate the spectrum of opportunities in the payday and retail financial services industry. We look forward to building on the momentum generated during the last several quarters and capitalizing on the potential of our maturing branch base."

     QC will present its financial results for the three months ended March 31, 2007 in a conference call on May 3, at 2:00 p.m. EDT. Stockholders and other interested parties are invited to listen online at www.qcholdings.com or dial
(800) 659-2032, passcode 44700779. The accompanying slides to the presentation will be available on the QC Web site prior to the conference call on May 3. A replay of the audio portion of the presentation will be available online until the close of business on June 3, 2007. The replay can also be accessed by telephone until May 10, 2007, at (888) 286-8010, code 19714777. QC Holdings, Inc.

     About QC Holdings, Inc.

     Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of payday loans in the United States, operating 588 branches in 25 states at March 31, 2007. With more than 22 years of operating experience in the retail consumer finance industry, the company entered the payday loan market in 1992 and, since 1998, has grown from 48 branches to 588 branches through a combination of de novo branches and acquisitions. During fiscal 2006, the company advanced approximately $1.1 billion to customers through payday loans and reported total revenues of $172.3 million.

     Forward Looking Statement Disclaimer: This press release and the conference call referenced above contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company's current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, (2) litigation or regulatory action directed towards us or the payday loan industry,
(3) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and the rate of revenue growth in branches, (4) negative media reports and public perception of the payday loan industry and the impact on federal and state legislatures and federal and state regulators, (5) changes in our key management personnel, (6) integration risks and costs associated with contemplated and completed acquisitions, and (7) the other risks detailed under
Item 1A. "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release or the conference call referenced above to reflect future events or developments.

     (Financial and Statistical Information Follows)


                          QC Holdings, Inc.
                  Consolidated Statements of Income
               (in thousands, except per share amounts)
                             (Unaudited)

                                                   Three Months Ended
                                                   -------------------
                                                        March 31,
                                                   -------------------
                                                     2006      2007
                                                   --------- ---------
Revenues
  Payday loan fees                                 $ 33,687  $ 41,580
  Other                                               4,745     6,939
                                                   --------- ---------
    Total revenues                                   38,432    48,519
                                                   --------- ---------
Branch expenses
  Salaries and benefits                              10,712    11,877
  Provision for losses                                5,243     6,475
  Occupancy                                           5,338     7,916
  Depreciation and amortization                       1,261     1,227
  Other                                               3,544     3,822
                                                   --------- ---------
    Total branch expenses                            26,098    31,317
                                                   --------- ---------
Branch gross profit                                  12,334    17,202

Regional expenses                                     3,073     3,006
Corporate expenses                                    4,875     6,415
Depreciation and amortization                           306       496
Interest expense (income), net                          (95)      115
Other expense, net                                       48     1,542
                                                   --------- ---------
       Income before income taxes                     4,127     5,628
Provision for income taxes                            1,634     2,246
                                                   --------- ---------
       Net income                                  $  2,493  $  3,382
                                                   ========= =========

Earnings per share:
  Basic                                            $   0.12  $   0.17

  Diluted                                          $   0.12  $   0.17
Weighted average number of common shares
 outstanding:
  Basic                                              20,479    19,539
  Diluted                                            21,302    20,153


                       Non-GAAP Reconciliations
                  Consolidated Statements of Income
               (in thousands, except per share amounts)
                             (Unaudited)

The Company analyzes historical results after adjusting for certain items. The Company believes that excluding the various costs and charges associated with 39 branch closings during first quarter 2007 is useful to management and investors because it provides a more comparable basis for evaluating the Company's operating results and financial performance over time. Internally, these adjusted results are used to evaluate the performance of the Company.


                                    Three Months Ended March 31, 2006
                                    ---------------------------------
                                                 Non-GAAP
                                                 Adjustments
                                       GAAP          (a)     Adjusted
                                    ----------- ------------ --------
Revenues
  Payday loan fees                     $33,687           $-  $33,687
  Other                                  4,745            -    4,745
                                    ----------- ------------ --------
    Total revenues                      38,432            -   38,432
                                    ----------- ------------ --------
Branch expenses
  Salaries and benefits                 10,712            -   10,712
  Provision for losses                   5,243            -    5,243
  Occupancy                              5,338            -    5,338
  Depreciation and amortization          1,261            -    1,261
  Other                                  3,544            -    3,544
                                    ----------- ------------ --------
    Total branch expenses               26,098            -   26,098
                                    ----------- ------------ --------
Branch gross profit                     12,334            -   12,334

Regional expenses                        3,073            -    3,073
Corporate expenses                       4,875            -    4,875
Depreciation and amortization              306            -      306
Interest expense (income), net             (95)           -      (95)
Other expense, net                          48            -       48
                                    ----------- ------------ --------
     Income before income taxes          4,127            -    4,127
Provision for income taxes               1,634            -    1,634
                                    ----------- ------------ --------
       Net income                       $2,493           $-   $2,493
                                    =========== ============ ========

Earnings per share:
  Basic                                  $0.12           $-    $0.12
  Diluted                                $0.12           $-    $0.12



                                    Three Months Ended March 31, 2007
                                    ----------------------------------
                                                 Non-GAAP
                                                 Adjustments
                                       GAAP          (b)     Adjusted
                                    ----------- ------------ ---------
Revenues
  Payday loan fees                     $41,580           $-   $41,580
  Other                                  6,939            -     6,939
                                    ----------- ------------ ---------
    Total revenues                      48,519            -    48,519
                                    ----------- ------------ ---------
Branch expenses
  Salaries and benefits                 11,877            -    11,877
  Provision for losses                   6,475            -     6,475
  Occupancy                              7,916       (1,456)    6,460
  Depreciation and amortization          1,227            -     1,227
  Other                                  3,822          (40)    3,782
                                    ----------- ------------ ---------
    Total branch expenses               31,317       (1,496)   29,821
                                    ----------- ------------ ---------
Branch gross profit                     17,202        1,496    18,698

Regional expenses                        3,006            -     3,006
Corporate expenses                       6,415            -     6,415
Depreciation and amortization              496            -       496
Interest expense (income), net             115            -       115
Other expense, net                       1,542       (1,451)       91
                                    ----------- ------------ ---------
     Income before income taxes          5,628        2,947     8,575
Provision for income taxes               2,246        1,149     3,395
                                    ----------- ------------ ---------
       Net income                       $3,382       $1,798    $5,180
                                    =========== ============ =========

Earnings per share:
  Basic                                  $0.17        $0.09     $0.26
  Diluted                                $0.17        $0.09     $0.26


(a) There were no adjustments related to the operations during the three months ended March 31, 2006.
(b) These adjustments reflect the elimination of the costs and charges associated with the closing of 39 branches during first quarter 2007, including $1.5 million for termination of operating leases and related occupancy costs, $1.5 million for the disposition of property and $40,000 for write-offs of deposits.


                       Non-GAAP Reconciliations
                           Adjusted EBITDA
                            (in thousands)
                             (Unaudited)

QC reports adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and charges related to stock options and restricted stock awards), a financial measure that is not defined by U.S. generally accepted accounting principles ("GAAP"). QC believes that adjusted EBITDA is a useful performance metric for our investors and is a measure of operating and financial performance that is commonly reported and widely used by financial and industry analysts, investors and other interested parties because it eliminates significant non-cash charges to earnings. It is important to note that non-GAAP measures, such as adjusted EBITDA, should not be considered as alternative indicators of financial performance compared to net income or other financial statement data presented in the Company's consolidated financial statements prepared pursuant to GAAP. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of net income to adjusted EBITDA:

                                                  Three Months Ended
                                                ----------------------
                                                      March 31,
                                                ----------------------
                                                   2006       2007
                                                ----------- ----------


Net income                                      $    2,493  $   3,382
  Provision for income taxes                         1,634      2,246
  Depreciation and amortization                      1,567      1,723
  Interest expense                                      72        183
  Stock option and restricted stock expense            500        679
  Branch closing costs and charges (a)                   -      2,947
                                                ----------- ----------
Adjusted EBITDA                                 $    6,266  $  11,160
                                                =========== ==========

(a) For 2007, the adjusted EBITDA computation includes the costs associated with 39 branch closings to provide a more comparable basis for evaluation.


                          QC Holdings, Inc.
                     Consolidated Balance Sheets
                 (in thousands, except share amounts)

                                             December 31,  March 31,
                                                 2006         2007
                                             ------------ ------------
                   ASSETS                                 (Unaudited)
Current assets
  Cash and cash equivalents                   $   23,446   $   23,022
  Loans receivable, less allowance for losses
   of $2,982 at December 31, 2006 and $1,770
   at March 31, 2007                              66,018       54,627
  Prepaid expenses and other current assets        3,028        3,581
                                             ------------ ------------
    Total current assets                          92,492       81,230
Property and equipment, net                       31,311       29,250
Goodwill                                          14,492       15,326
Other assets, net                                  4,652        4,752
                                             ------------ ------------
    Total assets                              $  142,947   $  130,558
                                             ============ ============

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                            $      909   $      867
  Accrued expenses and other liabilities          10,876       10,989
  Deferred revenue                                 4,558        4,266
  Income taxes payable                               531        3,096
  Debt due within one year                        16,300
  Deferred income taxes                            1,742          961
                                             ------------ ------------
    Total current liabilities                     34,916       20,179
Non-current liabilities                              598          658
Deferred income taxes                              2,645        1,865
                                             ------------ ------------
    Total liabilities                             38,159       22,702

Commitments and contingencies
Stockholders' equity                             104,788      107,856
                                             ------------ ------------
    Total liabilities and stockholders'
     equity                                   $  142,947   $  130,558
                                             ============ ============


                          QC Holdings, Inc.
               Selected Statistical and Operating Data
   (in thousands, except Branch Data, Average Loan and Average Fee)

                                                   Three Months Ended
                                                   -------------------
                                                        March 31,
                                                   -------------------
                                                     2006      2007
                                                   --------- ---------
                                                        Unaudited
Branch Data:
  Number of branches, beginning of period               532       613
  De novo branches opened                                18        12
  Acquired branches                                                 8
  Branches closed                                        (1)      (45)
                                                   --------- ---------
    Number of branches, end of period                   549       588
                                                   ========= =========

----------------------------------------------------------------------
Comparable Branch Data:
  Total number of comparable branches                   486       486
  Comparable branch revenues                       $ 37,093  $ 43,121
    Percentage change                                            16.2%
  Comparable branch net revenues                   $ 32,027  $ 36,561
    Percentage change                                            14.4%

----------------------------------------------------------------------
Operating Data - Payday Loans:
  Loan volume                                      $231,698  $279,052
  Average loan (principal plus fee)                  360.06    362.81
  Average fee                                         52.84     52.30

----------------------------------------------------------------------
Loss Data:
  Allowance for loan losses:
    Balance, beginning of period                   $  1,705  $  2,982
    Adjustment to provision for losses based on
     evaluation of outstanding receivables (a)         (656)   (1,212)
                                                   --------- ---------
    Balance, period end                            $  1,049  $  1,770
                                                   ========= =========

  Provision for losses:
    Charged-off to expense                         $ 16,780  $ 21,046
    Recoveries                                      (10,822)  (13,369)
    Adjustment to provision for losses based on
     evaluation of outstanding receivables (a)         (715)   (1,202)
                                                   --------- ---------
    Total provision for losses                     $  5,243  $  6,475
                                                   ========= =========

  Provision for losses as a percentage of
   revenues                                            13.6%     13.3%
  Provision for losses as a percentage of loan
   volume (all products)                                2.2%      2.3%

(a) Amounts differ due to the inclusion of changes in the credit services organization liability in the provision for losses table.


     CONTACT: QC Holdings, Inc.
              Investor Relations:
              Douglas E. Nickerson, 913-234-5154
              Chief Financial Officer
              or
              Media:
              Tom Linafelt, 913-234-5237
              Director - Corporate Communications